EXHIBIT 10.3
DRESSER-RAND
          Commercial Headquarters
          1200 West Sam Houston Parkway N.
          Houston, TX 77043
          Phone: 713-973-5377
          Fax: 713-973-5323
Vincent R. Volpe Jr.
President & CEO
December 1, 2006
Lonnie Arnett
Vice President, Controller and Chief Accounting Officer
Dresser-Rand
1200 W. Sam Houston Pkwy N.
Houston, Texas 77043
Dear Lonnie,
Earlier this year you received a $200,000 bonus in recognition of the tremendous results you achieved within the corporate accounting function since joining Dresser-Rand. And you know better than anyone, while much has been accomplished, there is still much left to do in meeting the remaining objectives of eliminating each of our itemized material weaknesses.
Our intent is to ensure that the company is making significant progress in implementing and managing its internal control environment. It is important to every member of the executive staff that we run our newly public company with strict adherence to financial, electronic systems, and human resource controls that mitigate any possibility of poor business practices due to unethical, illegal, or simply uninformed actions. I recognize that this will involve significant additional work, and I believe that these results should be appropriately rewarded.
I am pleased to let you know that you will be eligible to receive an additional special bonus in 2007. This bonus will have a maximum award potential of $200,000. The bonus will be paid to you on a pro-rata basis to the extent it is earned throughout the year. The pro-rata payments will be based on the achievement of substantive progress toward the elimination of the company’s material weaknesses and the establishment of appropriate financial internal controls. This bonus opportunity will remain the effect through the completion of the company’s FY2007 financial audit.
You will also be eligible to receive up to an additional $200,000 for the achievement of a 2007 financial audit indicating that the company’s material weaknesses have been substantially remediated. This bonus will be paid to you in 2008, as soon as reasonably possible following the completion of the audit to the company’s satisfaction.
You may elect to receive each of these bonuses in either cash or company stock by making such election in the manner designated by the company. The bonus amounts described in this letter are in addition to your annual AIM program eligibility.
In addition to the performance bonuses outlined above you will also be eligible to receive a restricted stock grant valued at $500,000 on February 15, 2007. The number of shares will be determined by dividing $500,000 by the closing DRC share price on February 15, 2007. The shares would vest in three equal installments on each of the first three anniversaries of the grant date. You will be provided with a grant agreement for your signature indicating all other details at the time of grant.

Of course, receipt and payment of any of the above incentives is contingent on your continuing to be employed by the company both on the date the incentive is earned and on the date the incentive is paid with respect to any restricted stock. The grant and vesting of such restricted stock would also be subject to your signing the grant agreement and otherwise complying with the terms therein.

Lonnie, once again I want to recognize, on behalf of the company, your terrific contributions to Dresser-Rand and to express my confidence in your ability to lead us through the necessary actions to achieve these important objectives.

Best Regards,

/s/ Vincent R. Volpe, Jr.

Vincent R. Volpe, Jr.

VRV/lb